EXHIBIT 10.2

                      Agreement with Encino Wellness Center

Agreement between StarMed Group, Inc. (StarMed) and Encino Wellness Center, A Medical Corporation (Encino Center), a professional medical corporation licensed by the state of California.

The objective of this agreement between StarMed Group, Inc. and I. Michael Minehart, M.D. of Encino Surgical Medical Center is to expand the medical services presently being offered to the public by Encino Center to include StarMed Wellness programs, both proactive and reactive, as well as nutritional supplements and medicinal products.

Dr. Minehart is at present operating a medical clinic under the name of Encino Surgical Medical Center at 16250 Ventura Blvd., Encino, CA 91436. Dr. Minehart, as Medical Director, agrees to supervise and direct all personnel rendering medical services that require professional licensure under California law at the StarMed Wellness Center.

StarMed Group shall introduce medical services, both reactive and proactive, under the name StarMed Wellness Center, into a section of the Encino Center. These expanded medical services may include those for total wellness, weight loss and diabetes, anti-aging, skin rejuvenation, female hormone therapy, food allergies and pain management depending upon community needs as determined by StarMed. StarMed shall have the responsibility to train the medical doctors and staff in each of these medical specialties but shall have no authority to treat patients.

StarMed shall manage the business side of the StarMed Wellness Center including its facilities, equipment and supplies. StarMed agrees that it will have no authority directly or indirectly to perform or supervise any of the medical procedures at the Center which require professional licensure in accordance with California law.

         StarMed shall provide all funds that it deems necessary for introducing its Wellness medical program, organizing the management programs, contracting medical staff (but not including medical doctors), and promoting its services. Encino Center shall not be required to contribute funds for such expansion. StarMed shall also supply medical supplements.

StarMed, as manager, shall receive all revenues generated by the StarMed Wellness Center. Such Wellness revenues shall belong to StarMed who shall be responsible for paying all operating costs, including payments to staff of the Wellness Center. The cost of such staff as might be performing other services shall be prorated. A separate bank account shall be established by StarMed for such receipts and disbursements.

Dr. Minehart, as Medical Director, shall receive on a monthly basis compensation from the Wellness practice equal to one-third of the revenues collected as a result of Wellness medical services, both proactive and reactive, performed by him personally and performed by other physicians he may engage to provide services at StarMed.. Dr. Minehart shall also receive on a monthly basis twenty per cent (20%) of the gross receipts of the StarMed Wellness medical services and products sold, excluding the gross receipts attributable to Wellness medical services rendered by him personally and such medical doctors as he may engage. StarMed shall pay Dr. Minehart for services rendered by him personally and for his 20% share of gross receipts no later than the fifteenth (15th) day of the month following the month in which StarMed collects the receipts.

The Wellness facilities shall operate under the name StarMed Wellness Center.

Schedule

It is anticipated that the Center shall be open, offering medical services to the public on an extended schedule. Additional medical doctors as required will be paid for from the gross revenue received by

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Encino Center, who shall be responsible for the selection of such doctors and for their compensation for services rendered. The Medical Director shall negotiate the terms of each additional doctor's compensation. StarMed shall pay to Encino one-third of the gross revenues collected for the services provided by the additional physicians no later than the fifteenth (15th) day of the month immediately following the month in which StarMed collects the fees it charged for such services. StarMed may assign the task of selecting the physicians to Medical Director. A selected physician will require the approval of both Medical Director and StarMed before the physician begins employment at the Wellness Center.

Staffing

         Personnel. During the term of this Agreement, StarMed shall provide all Wellness personnel. All personnel which StarMed provides shall be employees of StarMed, who shall be responsible for the payment to all such persons of all compensation, including reasonable base salary, fringe benefits, bonuses, health and disability insurance, worker's compensation insurance and any other benefits which StarMed may deem proper. StarMed shall be responsible for contracting for the services of various medical specialties that might be required such as chiropractor, acupuncturist, physical therapist, etc. Medical Director shall be solely responsible for the supervision of all such personnel in connection with all clinical functions and duties performed by any such personnel. Medical Director may delegate the supervision of said personnel to a physician designated by him who is duly licensed to practice medicine in the state of California.

         Excluded Services. Legal expenses and other costs relating to defending and investigating any malpractice or other malfeasance claim asserted against Medical Director or any of its promotional expense or personal entertainment. Any and all taxes including, without limitation, income taxes, employment and withholding taxes and other costs, including benefits of any kind, for the Medical Director.

         Facilities. Encino Center has under lease, office facilities as previously described and shall provide such space (referenced as Suite 160) and existing furnishing as mutually agreed upon. The existing lease of the premises designated as Wellness facilities shall remain or be extended under the Medical Director's name but rent shall be an obligation of StarMed as long as this management agreement remains in effect. Rent of the facilities to be occupied by StarMed is estimated to be $2,310.43 per month for about 1,232 sq. ft. In accordance with the terms of the lease, rent payments will increase by approximately five per cent (5%) annually, with the first increase scheduled to take effect on November 1, 2005 and adjusted on every November 1 thereafter.

         The Term of occupancy shall be for three years with automatic renewal under the same terms unless this agreement is terminated.

         Title to all existing furniture/fixture and equipment shall remain the property of the Encino Center. Title to all new furniture, fixtures and equipment purchased and supplied by StarMed shall be the property of StarMed.

         Marketing. StarMed shall be responsible for advertising, marketing and public relations to promote the services provided by the Wellness Center.

         Duties. StarMed shall, on behalf of the Medical Director and in the name of Medical Director, bill patients and customers and collect the fees for services rendered by Medical Director and the Wellness Center. The Medical Director hereby irrevocably appoints StarMed for the term of this Agreement to be its exclusive agent and true lawful attorney-in-fact, with full power, but only for the following purposes: to bill patients, customers and other payers in Medical Director's name and on its behalf for services rendered by StarMed Wellness Center, and to collect payments and accounts receivable in Medical Director's name and on its behalf from patients, customers and other payers for all charges including professional medical services provided by any of its physicians, employees or agents to Center patients. StarMed may but shall not be required to take extraordinary action regarding the foregoing including litigation. StarMed shall receive payments from patients, customers and other payers in the name of the

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Medical Director and deposit to accounts designated for such purpose any notes, cash, checks, credit card receipts, money orders, insurance payments and other instruments received in payment of and from accounts receivable. Medical Director shall immediately give to StarMed any payments that may come into the possession of Medical Director; and to deposit all such collections directly into a depository account in the name of StarMed Encino with a banking institution selected by StarMed (the "Account"), with StarMed designated as a party authorized to make deposits and withdrawals from the Account.

         For purposes of this Agreement, "Gross Collected Revenues" shall mean the gross amount of all amounts paid, collected or received from any patient or customer of the Wellness Center for any products or services provided or rendered at the Center and all other revenues received from any and all sources relating to the Center. Fee Schedule. StarMed shall establish a fee schedule for services, devices and supplies provided to patients of the Center and may change it fee schedule from time to time. The fee schedule shall be competitive with the prevailing charges of comparable medical practices. Patients shall be charged and billed for all services provided in accordance with this fee schedule.

Use of Names

         Ownership and License. The parties hereto agree that with respect to clinical wellness services, Medical Director shall operate solely under and in association with names and logos that are the exclusive property of and are exclusively owned by StarMed (the "Names"). Medical Director shall provide services to patients of the Wellness Center solely under such Names, and, except as otherwise required by law, all correspondence, billing, advertising, marketing or any other dissemination of information regarding Medical Director or to patients of the Center of the services provided therein, shall be identified solely with such Names. Such Names may only be used in conjunction with the provision of services at the Center.

         Performance of Services. StarMed is hereby expressly authorized by Medical Director to perform or arrange for all services required of StarMed pursuant to this Agreement in the manner StarMed deems reasonable and appropriate in order to meet the day-to-day requirement of the Wellness Center. StarMed may subcontract with other persons or entities to perform any part or all of the services required of StarMed hereunder. StarMed shall not be required to provide personnel or render services exclusively to the Encino Center. The parties agree that no provision of this Agreement shall be construed as limiting in any way StarMed's right to own, operate or manage other Centers facilities or to provide management or administrative services to any other person or entity in StarMed's sole discretion.

         Availability. Medical Director shall assure that the physicians, nurses and technicians at the Center are adequately supervised and operating in accordance with applicable standardized procedures and law to provide medical services in a timely and responsive manner to patients of the Center. The Center shall be open fifty-two (52) weeks per year in accordance with an hours and staffing schedule to be mutually determined by Medical Director and StarMed.

         Licensure. Encino Center shall be appropriately licensed under all applicable California laws, and each physician rendering medical services on behalf of Medical Director shall be duly licensed to practice medicine in the State of California and in good standing with the applicable Medical Board of California.

         Marketing. Medical Director shall assist StarMed in public relations, promotions, advertising and marketing activities with respect to the Center. The cost of such activities shall be the responsibility of StarMed.

         Charges. Medical Director and StarMed agree to charge patients only in accordance with the established fee schedules at the Center and agree not to waive fees, other charges, co-payments or deductibles.

         No Actions. No action has been brought by any entity or governmental agency to revoke, suspend or otherwise limit the rights of Medical Director or any of Medical Director's employees or contractors to provide health care services, except as has been reported in writing by Medical Director to

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StarMed concurrently with Encino Center's execution of this Agreement. Medical
Director's status as a Medical Director under any third-party payment program (including, but not limited to, HMO, private insurance, IPA, PPO, Medicare or Medicaid programs) has not at any time been voluntarily terminated, suspended, withdrawn, not renewed or otherwise restricted for any reason, except as has been disclosed in writing to StarMed concurrently with execution of the Agreement.

         Compliance with Laws. Medical Director shall comply with applicable federal, state and municipal statutes, regulations, and ordinances, including without limitation, all licensure and other applicable rules and regulations of governmental agencies regulating Medical Director's profession.

         Authority. Encino Wellness Center, A Medical Corporation is a professional medical corporation duly organized and validly existing under the laws of the State of California. Medical Director has the corporate power, authority and right to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate actions. Neither Encino Wellness Center, A Medical Corporation nor Medical Director is a party to any other agreement, arrangement or understanding or order, judgment, rule, regulation or law which would in any manner impair, limit or otherwise restrict the ability of Encino Wellness Center, A Medical Corporation to enter into or perform any provision of this Agreement.

         Medical Records. Medical Director shall prepare and maintain all appropriate medical records for all parties of the Center in accordance with prudent recordkeeping procedures, and as required by law. Subject to all applicable laws pertaining to privacy and confidentiality of patient records, Medical Director shall allow StarMed during normal business hours to inspect, audit and duplicate any and all data and other records of patients of the Center, including, but not limited to, billing, payment, assignment and medical records maintained with respect to patients. Ownership and access to such medical records shall be controlled by applicable federal and state law. Medical Director agrees to keep confidential, and to take all reasonable precautions to prevent the unauthorized disclosure of, any and all records required to be prepared and/or maintained by this Agreement.

Indemnification.

         By Medical Director. Encino Center shall, jointly and severally, cause each of its practicing physicians to, indemnify, defend and hold StarMed, and its officers, shareholders, directors, employees and agents, harmless from and against any and all liability, loss, damage, expense, cost, claim or cause of action which may arise directly or indirectly, from any act, error or omission by Medical Director, its officers, shareholders, directors, employees, agents or representatives and any person rendering medical services under Medical Director's supervision who is not an employee of StarMed or who is not contracted by StarMed, including, but not limited to, such attorney's fees as are paid or incurred by StarMed, or its officers, shareholders, directors, employees or agents.

         By StarMed. StarMed shall indemnify, defend and hold Encino Center, and its officers, shareholders, directors, employees and agents, harmless from and against any and all liability, loss, damage, expense, cost, claim or cause of action which may arise, directly or indirectly, from any act, error or omission by StarMed, its officers, shareholders, directors, employees, agents or representatives, including but not limited to, such attorney's fees as are paid or incurred by Encino Center, or its officers, shareholders, directors, employees or agents.

         Term. This Agreement shall have a term of three years from the Effective Date, unless sooner terminated in accordance with the terms of this Agreement. This Agreement shall be automatically renewed for successive one year periods, unless otherwise terminated in accordance with the provisions of this Agreement. Each renewal term shall be upon the same terms and conditions contained in this Agreement unless otherwise agreed to in writing by the parties.

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Termination. This Agreement may be terminated as follows:

         (a) By Encino Center:

                  (i) StarMed shall be deemed to be in default under this Agreement if (1) StarMed fails to pay compensation for Dr. Minehart's services, or one-third of the revenues collected for the services provided by other physicians, or the 20% share of collected gross revenues from services or products owed to Encino Wellness Center, A Medical Corporation within ten (10) days after the fifteenth (15th) day of the month in which such payments becomes due under the terms of this agreement or (2) StarMed is in violation or breach of any material covenant or condition to be performed or observed by it under this Agreement, which violation or breach is not cured within fifteen (15) days after delivery to StarMed of a written notice specifying in detail such violation or breach, unless such breach cannot be cured within fifteen (15) days and the breaching party gives timely notice to the other party to such effect and promptly undertakes appropriate actions to effect such cure and diligently pursues such action to conclusion. Encino Center may, at its election, terminate this Agreement by giving not less than twenty-four (24) hours written notice to StarMed after such violation or breach is not cured within such 15-day period or longer period specified above.

                  (ii) If, during the term hereof, (1) a petition for relief under the federal or state laws related to bankruptcy shall be filed by StarMed or against StarMed and such action is not dismissed within sixty (60) days after filing, (2) the assets of StarMed are assumed by or taken under the control of any trustee or any other person pursuant to any judicial proceedings, or (3) StarMed makes a general assignment for the benefit of creditors, then, Encino Center may, at its election, terminate this Agreement by giving not less than twenty-four (24) hours written notice to StarMed.

         (b) By StarMed:

                   (i) Encino Center shall be deemed to be in default under this Agreement, (1) if Encino Center fails to pay any amounts due StarMed within ten
(10) days after the same becomes due under this Agreement, or (2) if Encino Center is in violation or breach of any material covenant or condition to be performed or observed by it under this Agreement, which violation or breach is not cured within fifteen (15) days after delivery to Encino Center of a written notice specifying in detail such violation or breach, unless such breach cannot be cured within fifteen (15) days and the breaching party gives timely notice to the other party to such effect and promptly undertakes appropriate actions to effect such cure and diligently pursues such action to conclusion.

                  (ii) If, during the term hereof, (1) a petition for relief under the federal or state laws relating to bankruptcy shall be filed by Encino Center or against Encino Center and such action is not dismissed within sixty
(60) days after filing, (2) the assets of Encino Center are assumed by or taken under the control of any trustee or other person pursuant to any judicial proceedings or (3) Encino Center makes a general assignment for the benefit of creditors, then StarMed may, at its election, terminate this Agreement by giving not less than twenty-four (24) hours written notice to Encino Center.

                  (iii) In addition, if, at any time during the term of this Agreement, Medical Director dies or ceases to own, for any reason, 100% of the stock or other equity interests of Encino Center, StarMed may, at its election, terminate this Agreement by giving not less than five (5) business days written notice to Encino Center.

         (c) Obligations Upon Termination. Following expiration or termination of this Agreement for any reason whatsoever, Encino Center shall: remain entitled to receive one-third of all gross receipts that are attributable to medical services rendered personally by Dr. Minehart and by all other physicians prior to the effective date of the termination and twenty percent (20%) of all gross receipts (excluding the gross receipts attributable to Wellness medical services rendered by Dr. Minehart personally and by all other physicians) from all services rendered and all products sold prior to the effective date of the termination even though such gross receipts and revenues may be collected after the effective date of the termination; and immediately discontinue the use of and promptly return to StarMed all of its proprietary property and other materials, including copies thereof, relating to StarMed's performance of services hereunder in possession as of the date of termination; discontinue the use of any and all Names; continue to perform such services as may be required to assure adequate care and arrange for appropriate

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referrals for patients who are receiving medical services or who are involved in an active regimen or course or medical treatment or other services at the time of such termination; surrender to StarMed all books and records pertaining to the center, except as otherwise provided herein.

StarMed shall remain entitled to receive all funds relating to services performed prior to the effective date of the termination of this Agreement. StarMed's employees, agents, and independent contractors shall vacate the premises of the Encino Center and return all keys and access permits furnished to them during the term of their employment or contract at the Encino Center. Termination of this Agreement shall not release or discharge either party from any obligation, debt or liability which shall have previously accrued and remained to be paid or performed upon the date of termination. The various rights and remedies herein granted to any party shall be cumulative and in addition to any other rights and remedies to which any party may be entitled by law. The exercise of one or more rights or remedies shall not impair any party's right to exercise any other right or remedy, at law or in equity.

Relationship of Parties. StarMed and Encino Center are not, and shall not hereafter be deemed to be, joint ventures, partners, employees or agents of each other, and, except as otherwise provided herein, neither party shall have any authority to bind the other without the other's express written consent, and then only insofar as such authority is conferred by such express written consent. The parties hereto acknowledge and agree that the relationship created between StarMed and Encino Center is strictly that of independent contractors with respect to the services described in this Agreement. Nothing contained in this Agreement shall be construed as creating any other type of relationship between the parties hereto other than one of independent contractor. Nothing contained in this Agreement shall be construed to permit StarMed to engage in the practice of medicine.

Assignment.

(a) By Encino Center. Except as otherwise set forth herein, this Agreement and any rights created hereunder shall not be assignable either voluntarily or by operation of law by Encino Center.

(b) By StarMed. StarMed shall have the right to subcontract with other parties for the provision of any of its obligations under this Agreement, provided that StarMed shall remain responsible for the performance of any subcontractor it uses.

Confidentiality.

(a) Patient Records. StarMed shall maintain the confidentiality of all patient information and shall comply with all applicable federal and state statutes and regulations relating to such patient records. Patient medical records shall not be disclosed or utilized by StarMed except as required or permitted by applicable laws and regulations. Notwithstanding the foregoing, StarMed shall have the right to use any information acquired from Encino Center in performing the services contemplated under this Agreement.

(b) Confidential Materials. During the term of this Agreement, Encino Center and its employees and agents will have access to and will utilize and review information which constitutes confidential or proprietary information and trade secrets of StarMed and which may be protected under the Uniform Trade Secrets Act (California Civil Code Section 3426 et seq.) and similar federal and state statutes and laws (collectively, the "Confidential Materials"). The term Confidential Materials includes but is not limited to, customer lists, needs and preferences of customers, billing, promotional, discounting and pricing information, employee salary and benefit information, databases, compilations, processes, trademarks, logos and trade names. The term Confidential Material shall not include, however, any information which is or becomes (i) generally available to the public other than as a result of a disclosure in violation of this Agreement, (ii) available to Encino Center on a non-confidential basis prior to its disclosure to Encino Center or (iii) available to Encino Center on a non-confidential basis from a source other than StarMed, provided that such source is not known to be prohibited from disclosing the information by a contractual, legal or fiduciary obligation to StarMed or Medical Director.

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(c) Use. Encino Center hereby jointly and severally agree, on behalf of itself and its employees and agents, to hold and protect the Confidential Materials in strict confidence and not to disclose, misappropriate, commercially exploit or otherwise use any of the Confidential Materials in violation of this Agreement. Except upon StarMed's prior written consent, which may be withheld in its sole discretion, neither Encino Center, nor any of their employees and agents shall:
(i) copy or reproduce, in whole or in part, in any manner any of the Confidential Materials; (ii) release, disseminate or otherwise disclose any of the Confidential Materials, in whole or in part, to any third person; (iii) permit the use or appropriation of any of the Confidential Materials by any third person; (iv) personally use or evaluate any of the Confidential Materials for any purpose other than to perform services as contemplated by this Agreement or (v) commercially or otherwise exploit any of the Confidential Materials in any way or allow any third person to do so. Encino Center shall take all necessary and appropriate efforts to safeguard the Confidential Materials from disclosure or use by their employees or agents and further agrees to be jointly and severally liable for any breach by any of Encino Center's employees or agents.

(d) Return of Materials. Upon the termination or expiration of this Agreement and at any other time upon the request of StarMed, Encino Center shall promptly return to StarMed all Confidential Materials which are in the Encino Center's or its employees' or agents' possession or control, without retaining any copy, extract or reproduction thereof. Notwithstanding the return of the Confidential Materials, Encino Center will continue to be bound by the confidentiality and other obligations created hereby. .

Insurance.

(a) Liability Insurance. During the term of this Agreement, StarMed shall obtain and maintain, at StarMed's sole expense, a comprehensive general liability insurance policy and such other similar insurance covering Encino Center and StarMed as may be required, in such amounts, with such coverage and with such companies as StarMed may reasonably determine. Such insurance shall cover all Wellness staff, not including medical doctors, acupuncturists, chiropractors, etc. who shall be required to carry their own malpractice insurance.

(b) Malpractice Insurance. During the term of this Agreement, Encino Center shall obtain and maintain, at its sole expense, professional liability insurance covering Medical Director and each employee and agent with limits of $1 million per occurrence and $3 million in the annual aggregate. In the event that any such insurance coverage is obtained on a "claims made" basis, StarMed shall, upon the expiration or termination of this Agreement, obtain, at Medical Director's expense, full "tail" coverage to cover any event that may have occurred during the term of this Agreement.

Non-Solicitation. Encino Surgical and each of the physicians employed or engaged by Encino Center shall not, during the term of this Agreement and for a period of two (2) years from the termination or expiration of this Agreement (except with respect to patients who are involved in an active on-going course of medical treatment at the time of termination of this Agreement), without the prior express written consent of the StarMed, which may be withheld in its sole discretion, directly or indirectly, engage or participate in any effort or act to induce or attempt to influence any of the patients, customers, associates, vendors, employees, consultants, independent contractors, agents or representatives of StarMed Encino Center to cease or reduce doing business with, or cease their association or employment, with StarMed Encino Center, or to do business with or for another entity or to receive services at another entity or practice, or solicit the employment or service of, or employ or hire, any employee or independent contractor of StarMed.

Non-Compete. Except as otherwise explicitly contemplated herein, Encino Center and each of the physicians employed or engaged by Encino Center shall not, during the term of this Agreement and for a period of two years from the termination or expiration of this Agreement (except with respect to patients who are involved in an active on-going course of medical treatment at the time of termination of this Agreement), without the prior express written consent of StarMed, which may be withheld in its sole discretion, directly or indirectly, operate, manage, own, join, control, participate in the ownership, management, operation or control of, invest in or arrange financing for, contract with, be employed by or enter into any arrangement to provide services, products, financing or information (whether as an

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employee, officer, director, agent, advisor, independent contractor, security holder, creditor, investor, consultant or in any other capacity) or otherwise be connected with in any manner, any business engaged in the same or similar activities engaged in by StarMed, or which directly or indirectly competes with StarMed in Southern California or any other geographic area in which StarMed conducts business or operates. StarMed's business activities shall be defined as pertaining to wellness programs and procedures for total wellness, diet, exercise, weight loss, anti-aging, skin rejuvenation, female hormone therapy, food allergies, acupuncture, physical therapy and food and medicinal supplements associated with the foregoing. Nothing in this agreement is intended to prohibit any of the physicians from continuing to engage in any medical field or specialization in which they are presently engaged or in any new field in which they have not been previously engaged if the new field is not in competition (as defined above) with StarMed. It is the responsibility of the Encino Center to secure a written agreement to the non-competition clause from each physician it hires to provide services at the StarMed Wellness Center

General Provisions.

(a) Arbitration. The parties hereby consent to the resolution by binding arbitration of all claims or controversies in any way arising out of, relating to or associated with this Agreement. Any arbitration required by this Agreement shall be conducted before a single arbitrator in Los Angeles County, California in accordance with the commercial arbitration rules of the American Arbitration Association then existing, and any award, order or judgment pursuant to such arbitration may be enforced in any court of competent jurisdiction. The arbitrator shall apply rules of California law and the parties expressly waive any claim or right to any punitive damages. All such arbitration proceedings shall be conducted on a confidential basis. Notwithstanding the foregoing, either party may seek injunctive or other equitable relief in a court of law without proceeding through arbitration.

         (b) Costs. In the event either party to this Agreement shall bring any action to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred by such party.

         (c) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, understandings and agreements. This Agreement may not be modified or amended by the parties hereto except by a written instrument executed by both parties.

         (d) Law. This Agreement shall be governed by the laws of the State of California.

         (e) Notices. Any notices or other communications that either party may desire or may be required to deliver to the other party shall be duly made and given if given in person or if sent by overnight or United States mail, postage prepaid, registered or certified mail, with return receipt requested, addressed as follows:

If to Encino Center:                    If to StarMed:

Dr. I. M. Minehart                      Herman Rappaport
16250 Ventura Blvd., #160               2029 Century Park East # 1112
Encino, CA 91436                        Los Angeles, CA 90067

Any such notice sent by registered or certified United States mail shall be deemed given on the date for which the receipt notice is signed, if sent by overnight mail or courier shall be deemed to have been given 48 hours after posting, addressed and prepaid as set forth above, and notices which are personally delivered shall be deemed to have been given when delivered.

         (f) Further Action. The parties shall execute such other documents and to take such further actions as may be necessary or appropriate in order to carry out the purposes of this Agreement.

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         (g) Severability. If any one or more of the terms, provisions or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision shall be construed as narrowly as possible, and each and all of the remaining terms, provisions and conditions of this Agreement and their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

         (h) Waiver. Any waiver of any term, covenant or condition of this Agreement by any party hereto shall not be effective unless set forth in a writing signed by the party granting such waiver, and in no event shall any such waiver be deemed to be a continuing waiver or a waiver of any other term, covenant or condition of this Agreement.

         (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same agreement.

         (l) Successors. Subject to the provisions herein regarding assignment, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of September 14, 2005
(Date)

Encino Wellness Center, A Medical       StarMed Group, Inc
Corporation a California professional   a Nevada corporation
medical corporation

By: /s/ I. Michael Minehart             By: /s/. Herman Rappaport
    -----------------------                 ---------------------
    I. Michael Minehart                     Herman Rappaport
    Title: President                        Title: President

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